The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET
11-12

THE SASKATCHEWAN ADVANTAGE
SUPPLEMENTARY ESTIMATES MARCH

SASKATCHEWAN

Supplementary Estimates – March

For the Fiscal Year
Ending March 31
2012

Introduction

The 2011-12 Supplementary Estimates – March represent funding provided by special warrants and statutory funding that were additional to the amounts estimated in the 2011-12 Supplementary Estimates – December.

The 2011-12 Supplementary Estimates – December was presented to the Legislative Assembly in the 2011 fall sitting.  These Estimates were not voted by the Assembly and no Appropriation Bill was passed in that session.  Subsequent to the House adjourning, the amounts identified in these Estimates that were urgently and immediately required for the public good were provided by special warrants.

In accordance with Section 14(1) of The Financial Administration Act, 1993, the amounts appropriated by special warrant shall be submitted to the Legislative Assembly as part of the next Appropriation Act that is not an Act for interim supply.  The amounts identified in the 2011-12 Supplementary Estimates – December and the 2011-12 Supplementary Estimates – March submitted to the Legislative Assembly will be included in the main Appropriation Act in accordance with The Financial Administration Act, 1993.

The 2011-12 Supplementary Estimates – March follows the similar Vote (ministry or Crown organization), subvote (major program area) and allocation (component of a subvote) as the 2011-12 Estimates.

The subvote descriptions provided in the 2011-12 Estimates apply to the 2011-12 Supplementary Estimates – March.  Subvote descriptions may be expanded by the explanation for the additional funding provided by the Supplementary Estimates.

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General Revenue Fund
Supplementary Estimates - March
For the Fiscal Year Ending March 31, 2012
(thousands of dollars)

		Supplementary
		Estimates
		2011-12
Budgetary Appropriation

Executive Branch of Government

Agriculture - Vote 1

Industry Assistance (AG03)
Contributions for General Agriculture Interests		1,500

Business Risk Management (AG10)
AgriInvest	1,000
AgriRecovery	220	1,220

		2,720

Additional funding was provided by special warrant for the increase in the provincial contribution to the Canada-Saskatchewan Excess Moisture Program under AgriRecovery, for the increased provincial contribution to AgriInvest and for increased costs related to a new application to the SaskBio program.

Corrections, Public Safety and Policing - Vote 73

Central Management and Services (CP01)
Central Services		1,407

Adult Corrections (CP04)
Adult Corrections Facilities	1,935
Community Operations	815	2,750

Public Safety (CP06)
Protection and Emergency Services	240
Licensing and Inspections	3,145
Provincial Disaster Assistance Program	85,100	88,485

		92,642

Additional funding of $85.1M was provided by special warrant for an increase in claims under the Provincial Disaster Assistance Program. This expense is forecasted to be partially offset by federal funding of $72.3M. Funding was also provided for: increased information technology costs; addressing Freedom of Information and Privacy requests; increased postage costs; spring flooding costs; increased costs in Adult Corrections associated with higher custody counts; and, for additional funding for the Technical Safety Authority of Saskatchewan.

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Supplementary Estimates - March
Continued
(thousands of dollars)
Supplementary
Estimates
2011-12
Education - Vote 5
Teachers' Pensions and Benefits (ED04)
Teachers' Superannuation Plan (Statutory)	35,264
Amounts in this vote are "Statutory".	35,264
Additional statutory funding is necessary due to increased requirements for the Teachers' Superannuation Plan.

Finance - Vote 18
Provincial Comptroller (FI03)
Provincial Comptroller	800
Research and Development Tax Credit (FI12)
Research and Development Tax Credit	17,900
18,700

Additional funding was provided by special warrant for higher than budgeted Research and Development Tax Credit costs for the 2010 and 2011 tax years and for increased capital costs related to an accounts payable project.

Highways and Infrastructure - Vote 16
Strategic Municipal Infrastructure (HI15)
Strategic Partnership Program	10,000
10,000
Additional funding was provided by special warrant for increased costs related to the development of Canada Pacific Rail's intermodal facility at the Global Transportation Hub.

Information Technology Office - Vote 74
IT Coordination and Transformation Initiatives (IT03)
Information Technology Coordination	5,065
5,065
Additional funding was provided by special warrant for an increase in software licensing costs.

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Supplementary Estimates - March
Continued
(thousands of dollars)
Supplementary
Estimates
2011-12

Legislative Branch of Government

Legislative Assembly - Vote 21
Central Management and Services (LG01)
Central Management and Services	205
Office of the Speaker and Board of Internal Economy (LG07)
Board of Internal Economy Operations and Services	35
Committees of the Legislative Assembly (LG04)
Committee Support Services	120
360

Additional funding was provided by special warrant for costs associated with the recruitment of a Chief Electoral Officer, increased Committee costs due to an inquiry ordered by the Legislative Assembly and costs related to minor renovations.

Summary - Budgetary Appropriation
"To Be Voted"	129,487
"Statutory"	35,264
Total Budgetary Appropriation	164,751

Lending and Investing Activities

Advanced Education, Employment and Immigration - Vote 169
Loans to Student Aid Fund (AE01)	1,500
1,500
Additional funding was provided by special warrant for increased student loans made under the Saskatchewan Student Aid Fund.

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